Exhibit 99.1



                                JOSEPH F. LONGO
                              444 Thayer Pond Road
                                Wilton, CT 06897



May 29, 2003

VIA FACSIMILE, FEDERAL EXPRESS AND
CERTIFIED MAIL/RETURN RECEIPT

Startech Environmental Corporation
15 Old Danbury Road, Suite 203
Wilton, CT 06897-2525

       Re:   Calling of a Special Meeting of Shareholders
             --------------------------------------------

Gentlemen:

      In accordance with ss.7-107-102(1)(a) of the Colorado Business Corporations Act (the "Act") and Section 3.4 of the Bylaws of Startech Environmental Corporation (the "Company"), the undersigned hereby calls a special meeting of shareholders of the Company (the "Special Meeting") for 3:00 p.m. (Eastern Daylight Time) on Wednesday, July 16, 2003, to be held at the principal executive offices of the Company, as required by ss.7-107-102(3) of the Act and Section 3.2 of the Bylaws. The undersigned is the holder of not less than one-tenth of all the shares entitled to vote at the Special Meeting. The purposes of the Special Meeting are as follows:

          1. Proposal One. To remove from the Board of Directors of the Company all persons other than Joseph F. Longo.

          2. Proposal Two. If Proposal One is adopted, to fix the number of directors at five.

          3. Proposal Three. If Proposal One is adopted, but regardless of whether Proposal Two is adpoted, to fill the vacancies on the Board of Directors with Peter H. Shipman, Henry G. Ciocca, Douglas R. Ballew and Kenneth J. Slepicka.

      Pursuant to ss.7-107-105(1) of the Act and Section 3.5 of the Bylaws, the undersigned hereby directs the Company to immediately give notice of the date, time, place and purposes of the Special Meeting (as set forth above) to the Company's shareholders of record and entitled to vote, pursuant to applicable law. In addition, pursuant to ss.7-116-102 of the Act, the undersigned hereby demands that the Company provide the undersigned with a copy of the list of the shareholders of record used by the Company to give notice of the Special Meeting.

                                   Sincerely,



                                   Joseph F. Longo

cc:   The Board of Directors of the Company